Exhibit 5(a)(i)

                                   SCHEDULE A

                     THE RODNEY SQUARE STRATEGIC EQUITY FUND


                                PORTFOLIO LISTING

                        Large Cap Growth Equity Portfolio
                        Large Cap Value Equity Portfolio
                           Small Cap Equity Portfolio
                         International Equity Portfolio


































Amended Schedule adopted on June 29, 1998.